Exhibit 4.1

DESCRIPTION OF FIRST NORTHWEST BANCORP

COMMON STOCK

As of June 30, 2022, First Northwest Bancorp (“FNWB,” “we,” “us” or “our”) had common stock as the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The statements made below include summaries of certain provisions contained in our Amended and Restated Articles of Incorporation (“Articles”) and Bylaws in effect as of June 30, 2022. This summary does not purport to be complete and is qualified in its entirety by reference to the Articles and Bylaws.

General

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2022, we had no shares of preferred stock outstanding. Our Board of Directors (the “Board”) is authorized, without further shareholder action, to issue preferred stock with such designations, preferences and rights as the Board may determine.

Our common stock is listed for trading on The NASDAQ Global Market under the symbol “FNWB.”

Our shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. In the event of liquidation, dissolution or winding up of FNWB, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of FNWB’s debts and liabilities, all remaining assets available for distribution. If preferred stock is issued, the holders thereof may have priority over the holders of our common stock in the event of liquidation or dissolution.

Dividend Rights

Dividends may be paid on our common stock as and when declared by the Board out of funds legally available for the payment of dividends. The Board may issue preferred stock that is entitled to such dividend rights as the Board may determine, including priority over the common stock in the payment of dividends.

Voting Rights

All voting rights are currently vested in the holders of our common stock, with each share being entitled to one vote on all matters.

Election of Directors

The Articles provide that each director shall be elected at each annual meeting of shareholders to serve until the next annual meeting or until their respective successor is elected and qualified.

Limitation on Voting of Certain Shares

The Articles provide that a record owner of any outstanding common stock that is beneficially owned by a person who, as of any record date for the determination of shareholders entitled or permitted to vote on any matter, beneficially owns more than 10% of the then outstanding shares of common stock (the “Limit”), shall not be entitled to vote with respect to shares held in excess of the Limit, unless a majority of the whole board (defined as the total number of directors which FNWB would have if there were no vacancies on the Board) shall have by resolution given advance approval of such entitlement or permission.

Potential “Anti-Takeover” Provisions

Article IX of our Articles requires that specified transactions with a “Related Person”, referred to as a “Business Combination”, be approved by (i) at least 80% of the voting power of the then outstanding shares and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person, unless such transaction is approved by two-thirds of our “Continuing Directors” (as defined in the Articles). A Related Person is generally defined as a person or entity that beneficially owns 10% or more of the outstanding shares of our common stock or is an “affiliate” of FNWB as defined in Rule 12b-2 of the Exchange Act.

Our Articles also provide that the Board, when evaluating a Business Combination or similar transaction, may consider any other factors that it deems relevant, including the social and economic effects of the transaction on FNWB and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which FNWB and its subsidiaries operate or are located, in addition to the adequacy of the amount to be paid in connection with any such transaction.

Under our Articles, the right of shareholders to call special shareholder meetings is specifically denied. Also, the adoption, amendment or repeal of our Bylaws by our shareholders requires the affirmative vote of the holders of not less than 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors, treated as one class. Our Articles, other than those specifying our name and the number of authorized shares of our capital stock, generally may be amended only by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by each separate voting group entitled to vote thereon.